Exhibit “B”

Company Contact:

Ira W. Berman

Chairman

800-524-2720

FOR IMMEDIATE RELEASE

DUBILIER & COMPANY HAS ENTERED INTO LETTER OF INTENT TO PURCHASE CCA INDUSTRIES, INC.

East Rutherford, NJ, November 2, 2006:  CCA Industries, Inc. (AMEX - CAW) Dubilier & Company has entered into a Letter of Intent with CCA Industries, Inc. to acquire the Company for approximately $94,000,000 or $12.00 per share for the common stock and $14.50 per share for the restricted Class A stock.

The purchase is subject to the execution of a Definitive Purchasing Agreement, the conclusion of all the financial commitments, the termination of all outstanding employment contracts and shareholders’ approval.

CCA Industries, Inc. is in the health and beauty aid industry, manufacturing and marketing proprietary products and distributing them to major mass merchandising outlets.

Dubilier & Company has invested in over a dozen companies.

CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Sudden Change” anti-aging skin care products and “Scar Zone,”  “Nutra Nail” nail growth treatments, “Mega-T” Green Tea diet aids, “Mega-T” chewing gum, “Mega-G” diet aids, “Pound-Ex” dietary supplements, “Hair Off” hair removal and depilatories, “Bikini Zone” medicated crème and gel for the bikini area, “Solar Sense” sun protection products, and “Cherry Vanilla” Perfume.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.